Eagle Point Income Company Inc. N-CSR

Exhibit 99.(c)

KPMG LLP

Two Manhattan West
375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (File No. 333-281763) on Form N-2 of our report dated February 25, 2026, with respect to the consolidated financial statements, the consolidated financial highlights and the accompanying Supplemental Information of Eagle Point Income Company Inc. & Subsidiaries, which appear in this Form N-CSR

New York, New York

February 25, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.